                            STOCK PURCHASE AGREEMENT

                                      AMONG

                             QUALITY PRODUCTS, INC.,

                           COLUMBUS JACK CORPORATION,

                                       AND

                                DENNIS B. MELLMAN

                                 April 26, 2001

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

BACKGROUND INFORMATION.......................................................1

STATEMENT OF AGREEMENT.......................................................1

ARTICLE I   STOCK PURCHASE AND SALE..........................................1

  ss.1.1. Stock Purchase and Sale............................................1
  ss.1.2. Closing............................................................3
  ss.1.3. Transfer Documents.................................................3
  ss.1.4. CJC Packaging Division.............................................3
  ss.1.5. Purchase of Packard Shares.........................................4

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE PARTIES....................4

  ss.2.1. Representations and Warranties of Buyer............................4
  ss.2.2. Representations and Warranties of Mr. D. Mellman...................4

ARTICLE III  COVENANTS OF THE PARTIES........................................4

  ss.3.1  Mutual Covenants...................................................4
    (a) General..............................................................4
    (b) Governmental Matters.................................................4
    (c) CJC Packaging Division...............................................4
    (c) Hockey and Football Tickets..........................................5
    (d) Expense Reimbursement................................................5
  ss.3.2. Covenants of Mr. D. Mellman........................................5
    (a) Consulting Agreement.................................................5
    (b) Opinion of Counsel...................................................5
    (c) Director Resignations................................................5
    (d) Authority............................................................5
    (e) Financial Statements.................................................6
    (f) Employee Plans and Benefit Arrangements..............................6
    (g) Books and Records....................................................6
    (h) Disclosures..........................................................6
    (i) Noncompetition.......................................................6
    (j) Injunctive Relief....................................................7
    (k) Assignment...........................................................7
    (m) Myer Mellman Consulting and Non-Competition Agreement................7
  ss.3.3. Covenants of Buyer.................................................7
    (a) Consulting Agreement.................................................7
    (b) Opinion of Counsel...................................................8
    (c) Firstar Guaranty.....................................................8
    (d) Authority............................................................8
    (e) [Intentionally Omitted]..............................................8
    (f) Board of Directors...................................................8
    (g) [Intentionally Omitted]..............................................8
    (h) Stock Pledge; Additional Security....................................8

ARTICLE IV  INDEMNIFICATION..................................................9

  ss.4.1. Survival of Representations, Warranties and Agreements.............9
  ss.4.2. Indemnification....................................................9
  ss.4.3. Limitations on Indemnification....................................10
  ss.4.4. Procedure for Indemnification with Respect to Third Party Claims..11 ss.4.5. Procedure For Indemnification with Respect to Non-Third Party
          Claims ...........................................................12
  ss.4.6. [Intentionally Omitted]...........................................12


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  ss.4.7. Indemnification of the Shareholders...............................12

ARTICLE V   MISCELLANEOUS...................................................12

  ss.5.1. Notices...........................................................12
  ss.5.2. Non-Waiver........................................................13
  ss.5.3. Genders and Numbers...............................................13
  ss.5.4. Headings..........................................................13
  ss.5.5. Counterparts......................................................13
  ss.5.6. Entire Agreement..................................................13
  ss.5.7. No Third Party Beneficiaries......................................14
  ss.5.8. Governing Law.....................................................14
  ss.5.9. Successors; Assignment............................................14
  ss.5.10.  Remedies........................................................14
  ss.5.11.  Expenses........................................................14
  ss.5.12.  Announcements...................................................15
  ss.5.13.  Severability....................................................15


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                                DEFINED TERMS LOCATOR LIST

Term                                     Section
----                                     -------

2000 Financial Statements                Exhibit B,ss.B.7(a)

Additional Documents                     4.1(a)

Affiliate                                Exhibit B,ss.B.19(a) (forss.B.19 only);
                                         ss.B.21 for rest of Agreement)

Affiliated Company                       3.2(i)

Agreement                                Introduction

Buyer                                    Introduction

Applicable Laws                          Exhibit B,ss.B.11

Benefit Arrangements                     Exhibit  B,ss.B.19(e)

Buyer Stock                              Exhibit A,ss.A.2(a)

CJC                                      Introduction

CJC Schedules                            2.2

CJC Shares                               Background Information

CJF                                      Background Information

CJF Shares                               Background Information

Closing                                  1.2

Closing Date                             1.2

Code                                     Exhibit B,ss.B.19(a)

Contract 9311                            Exhibit B,ss.B.18

Current CJC Customers                    Exhibit B,ss.B.20

Damages                                  4.2(a)

D. Mellman Consulting Agreement          3.2(a)

D. Mellman Shares                        Background Information

Emess                                    Exhibit B,ss.B.20


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Employee Plans                           Exhibit  B,ss.B.19(a)

entity                                   Exhibit B,ss.B.3

Environmental Laws                       Exhibit B,ss.B.11

ERISA                                    Exhibit B,ss.B.19(a)

Exhibit A                                2.1

Exhibit B                                2.2

Financial Statements                     Exhibit B,ss.B.7(a)

Firstar                                  3.3(c)

Firstar Loan Agreement                   3.3(c)

Firstar Loan Guaranty                    3.3(c)

Granville Solvents Excluded Liabilities  4.2(b)(ii)

Incorporated Documents                   5.6

Indemnifiable Claims                     4.2(b)(i)

Indemnifying Party                       4.4(a)

Liens                                    3.3(h)(ii)

Material Adverse Effect                  Exhibit B,ss.B.9(a)

Mr. D. Mellman                           Introduction

Mr. Packard                              1.5

Myer Mellman Consulting Agreement        3.2(l)

Neal Machine                             Exhibit B,ss.B.6

Neal Machine Assets                      Exhibit B,ss.B.6

Notes                                    3.3(c)

Packard Deferred Payments                1.5

Packard Purchase Agreement               1.5

Packard Shares                           Background Information

Parties                                  Background Information


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Pension Plans                            Exhibit B,ss.B.19(a)

Permits                                  Exhibit B,ss.B.11

Proprietary Rights                       Exhibit B,ss.B.12

Purchase Price                           1.1

Related Party Payables                   Exhibit B,ss.B.21

Related Party Receivables                Exhibit B,ss.B.21

Response Period                          4.4(a)

Restricted Customer                      3.2(i)

Restricted Goods and Services            3.2(i)

Restricted Period                        3.2(i)

RHE Columbus Limited                     Exhibit B,ss.B.20

Securities Act                           Exhibit B,ss.B.28

Settlement Agreement                     Exhibit B,ss.B.18

Software                                 Exhibit B,ss.B.12

Stock Pledge Agreement                   3.3(h)

Stock Power                              1.3

Stock Purchase                           Background Information

Third-Party Claim                        4.4(a)

To the best of Mr. D.
Mellman's knowledge                      2.2


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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made effective April 26, 2001, among Quality Products, Inc., a Delaware corporation ("Buyer"), Columbus Jack Corporation, an Ohio corporation ("CJC"), and Dennis B. Mellman ("Mr. D. Mellman").

                             BACKGROUND INFORMATION

      A. There are 500 shares of issued and outstanding capital stock of CJC (the "CJC Shares"), of which Mr. D. Mellman owns 455 common shares, without par value (the "D. Mellman Shares"), and the Columbus Jewish Foundation ("CJF") owns 45 common shares, without par value (the "CJF Shares").

      B. Mr. D. Mellman desires to sell, and Buyer desires to purchase (the "Stock Purchase"), all of the D. Mellman Shares for the consideration described inss.1.1, below. Concurrently with the execution of this Agreement, Buyer is entering into separate agreements for the purchase of the Packard Shares and the CJF Shares. Buyer, CJC, and Mr. D. Mellman (the "Parties") also desire to consummate the other transactions contemplated by this Agreement.

                             STATEMENT OF AGREEMENT

      The Parties acknowledge the foregoing Background Information and hereby agree as follows:

                                    ARTICLE I
                             STOCK PURCHASE AND SALE

      ss.1.1. Stock Purchase and Sale. On the terms and subject to the conditions described in this Agreement, Mr. D. Mellman shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Mr. D. Mellman, all of the D. Mellman Shares, for a total purchase price (collectively, the "Purchase Price") payable as follows:

            (a) At the Closing, Buyer shall pay $440,000 to Mr. D. Mellman;

            (b) Not later than December 31, 2001, Buyer shall cause CJC, as its wholly-owned subsidiary, to pay to Mr. D. Mellman cash in an amount equal to 25% of the amount (if any) by which the net income of CJC for the fiscal year ended September 30, 2001 exceeds $150,000;

            (c) Not later than December 31, 2002, Buyer shall cause CJC, as its wholly-owned subsidiary, to pay to Mr. D. Mellman cash in an amount equal to the sum of $162,000 (subject to offset pursuant to ss.1.5, below) and 25% of the amount (if any) by which the net income of CJC for the fiscal year ended September 30, 2002 exceeds $150,000;

            (d) Not later than December 31, 2003, Buyer shall cause CJC, as its wholly-owned subsidiary, to pay to Mr. D. Mellman cash in an amount equal to the sum of $162,000 (subject to offset pursuant to ss.1.5, below) and 25% of the amount (if any) by which the net income of CJC for the fiscal year ended September 30, 2003 exceeds $150,000, provided that if the total payment actually made to Mr. D. Mellman under this ss.1(d) is less than $175,000, then, concurrently with such payment, Buyer shall issue to Mr.
      D. Mellman that number of shares of common stock of Buyer (determined as described below) having an aggregate fair market value as of the end of such fiscal year equal to the amount by which $175,000 exceeds the cash payment made to Mr. D. Mellman under this ss.1(d);

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            (e) Not later than December 31, 2004, Buyer shall cause CJC, as its wholly-owned subsidiary, to pay to Mr. D. Mellman cash in an amount equal to the sum of $162,000 (subject to offset pursuant to ss.1.5, below) and 25% of the amount (if any) by which the net income of CJC for the fiscal year ended September 30, 2004 exceeds $150,000, provided that if the total payment actually made to Mr. D. Mellman under this ss.1(e) is less than $200,000, then, concurrently with such payment, Buyer shall issue to Mr.
      D. Mellman that number of shares of common stock of Buyer (determined as described below) having an aggregate fair market value as of the end of such fiscal year equal to the amount by which $200,000 exceeds the cash payment made to Mr. D. Mellman under this ss.1(e);

            (f) Not later than December 31, 2005, Buyer shall cause CJC, as its wholly-owned subsidiary, to pay to Mr. D. Mellman cash in an amount equal to the sum of $162,000 (subject to offset pursuant to ss.1.5, below) and 25% of the amount (if any) by which the net income of CJC for the fiscal year ended September 30, 2005 exceeds $150,000, provided that if the total payment actually made to Mr. D. Mellman under this ss.1(f) is less than $225,000, then, concurrently with such payment, Buyer shall issue to Mr.
      D. Mellman that number of shares of common stock of Buyer (determined as described below) having an aggregate fair market value as of the end of such fiscal year equal to the amount by which $225,000 exceeds the cash payment made to Mr. D. Mellman under this ss.1(f); and

            (g) Not later than December 31, 2006, Buyer shall cause CJC, as its wholly-owned subsidiary, to pay to Mr. D. Mellman cash in an amount equal to the sum of $162,000 (subject to offset pursuant to ss.1.5, below) and 25% of the amount (if any) by which the net income of CJC for the fiscal year ended September 30, 2006 exceeds $150,000, provided that if the total payment actually made to Mr. D. Mellman under this ss.1(g) is less than $250,000, then, concurrently with such payment, Buyer shall issue to Mr.
      D. Mellman that number of shares of common stock of Buyer (determined as described below) having an aggregate fair market value as of the end of such fiscal year equal to the amount by which $250,000 exceeds the cash payment made to Mr. D. Mellman under this ss.1(g).

      Payment of the Purchase Price shall be subject to the following: (i) all obligations to make cash payments to Mr. D. Mellman shall be the joint and several obligations of Buyer and CJC, as Buyer's wholly-owned subsidiary, and all cash payments to Mr. D. Mellman shall be made by certified or bank cashier's check or wire transfer; (ii) the net income of CJC for any given fiscal year of CJC shall be determined in accordance with generally accepted accounting principles and the audited financial statements of CJC for such fiscal year;
(iii) if CJC has no net income for any given fiscal year (i.e., its net income for such fiscal year equals zero or it has a net loss for such fiscal year), then, for purposes of this ss.1, the net income of CJC for such fiscal year shall be deemed to be zero; (iv) in no event shall Buyer or CJC have any obligation under this ss.1 to pay to Mr. D. Mellman an aggregate sum, whether in cash, common stock of Buyer, or any combination thereof, in excess of $2,870,000; and (v) if, under any of the foregoing ss.ss.1(d), (e), (f), or (g), Buyer has an obligation to issue shares of its common stock to Mr. D. Mellman, Buyer shall have no obligation to register such shares with the Securities and Exchange Commission or any state securities commission, such shares shall be voting shares of the same class as those described in ss.A.2 of Exhibit A attached hereto and, upon issuance, shall be subject to such restrictions on transfer as are required under applicable federal and state securities laws, and the number of shares to be issued pursuant to such ss.ss.1(d), (e), (f), or (g), as applicable, shall be determined by (A) dividing the aggregate fair market value called for by such ss.ss.1(d), (e), (f), or (g), as applicable, by the fair market value of one share of common stock of Buyer as of the end of the applicable fiscal year of CJC, (B) rounding the resulting quotient to the nearest whole number, and (C) if but only if, since the end of the applicable fiscal year of CJC but prior to the actual issuance of such shares, Buyer has changed its outstanding shares of common stock by reason of stock splits, stock dividends, or any other increase or


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reduction of the number of outstanding shares of common stock without receiving consideration in the form of money, services, or property, adjusting the result obtained in (B) in proportion to such change.

      For purposes of this ss.1, the fair market value of a share of common stock of Buyer (a "Share") shall mean, as of the end of any given fiscal year of CJC, the (1) last reported sale price of the Shares on the New York Stock Exchange or the American Stock Exchange on the last trading day of such fiscal year, (2) last reported sale price of the Shares on the NASDAQ National Market System on the last trading day of such fiscal year, (3) last reported sale price of the Shares on any other stock exchange on which the Shares are listed on the last trading day of such fiscal year, (4) mean between the bid and asked prices for the Shares at the close of business, as reported by the National Association of Securities Dealers, Inc. ("NASD"), on the last trading day of such fiscal year, or (5) if not reported by the NASD, the mean between the bid and asked prices for the Shares at the close of business on the last trading day of such fiscal year as reported by the OTC Bulletin Board or as reported in The Wall Street Journal or, if such prices are not reported by the OTC Bulletin Board or in The Wall Street Journal, as verified by another reputable publication or authoritative source, whichever is applicable; provided that if none of the foregoing is applicable, then the fair market value of a Share shall be the value determined by the board of directors of CJC, in its sole discretion.

      ss.1.2. Closing. The closing of the Stock Purchase (the "Closing") is being held on the date of this Agreement (the "Closing Date") and shall be effective as of 12:01 a.m. on the Closing Date, unless otherwise agreed to in writing by the Parties.

      ss.1.3. Transfer Documents. At the Closing, Mr. D. Mellman shall assign and transfer the D. Mellman Shares to Buyer by delivering to Buyer at the Closing each certificate evidencing the D. Mellman Shares, together with a stock power relating to the D. Mellman Shares duly executed by Mr. D. Mellman in the form agreed upon by the Parties (the "Stock Power").

      If consents or approvals of any other parties are required for the transfer of the D. Mellman Shares to Buyer, Mr. D. Mellman shall have obtained those consents and approvals prior to the Closing. All transfer taxes or other similar taxes, assessments, or charges related to the sale of the D. Mellman Shares to Buyer shall be paid by Mr. D. Mellman.

      ss.1.4. CJC Packaging Division. As additional consideration, at the Closing, CJC shall sell, assign, transfer, and deliver to Mr. D. Mellman, or his designee, substantially all of rights, interests, and business operations of CJC's packaging division located at 1040 Woodland Avenue, Columbus, Ohio (collectively, the "Packaging Division"), as follows:

            (a) At the Closing, CJC shall execute and deliver to Mr. D. Mellman or his designee a bill of sale to effect the transfer of title to the tangible personal property used in the Packaging Division, such bill of sale to include a listing of the individual items of such tangible personal property; and

            (b) At the Closing, CJC and Mr. D. Mellman or his designee shall enter into an assignment and assumption agreement, in the form agreed upon by them, to effect the assignment by CJC and the assumption by Mr. D. Mellman or his designee of (i) all accounts receivable of CJC generated by the Packaging Division, (ii) the lease with The Perry Logan Group LLC dated December 4, 2000 for approximately 12,000 square feet of space at 1040 Woodland Avenue, Columbus, Ohio used by the Packaging Division, (iii) the lease with U.S. Financial Services, Inc. dated December 27, 2000 for the Clark forklift used by the Packaging Division, (iv) the At-Will Employment, Non-Disclosure, and Non-Competition Agreement with Larry Leming dated December 13, 2000, and (v) all other liabilities incurred by the Packaging Division, including


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      without limitation all accounts payable and other trade payables.

      ss.1.5. Purchase of Packard Shares. The Parties acknowledge and agree that the D. Mellman Shares include 50 common shares, without par value, of CJC (the "Packard Shares") purchased by Mr. D. Mellman from P. Kim Packard ("Mr. Packard") pursuant to a Stock Purchase Agreement dated the same date as this Agreement (the "Packard Purchase Agreement"). The Packard Purchase Agreement provides, in part, that Mr. D. Mellman shall make deferred payments to Mr. Packard in the amount of $12,000 on each of December 31, 2002, 2003, 2004, 2005, and 2006 (the "Packard Deferred Payments"). Concurrently with the execution of this Agreement, the Parties shall execute and deliver a separate assumption agreement pursuant to which Mr. D. Mellman shall agree to a $12,000 reduction in each of the five $162,000 payments described inss.1.1, above, in exchange for the assumption by Buyer, jointly and severally with CJC as its wholly-owned subsidiary, of Mr. D. Mellman's obligation to make the Packard Deferred Payments. Such reduction and assumption shall be subject to and conditioned upon the complete release by Mr. Packard of Mr. D. Mellman from any obligation to make the Packard Deferred Payments.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      ss.2.1. Representations and Warranties of Buyer. In order to induce CJC and Mr. D. Mellman to enter into this Agreement, Buyer hereby represents and warrants to Mr. D. Mellman that the statements contained in Exhibit A attached hereto ("Exhibit A") are true, correct and complete.

      ss.2.2. Representations and Warranties of Mr. D. Mellman. In order to induce Buyer to enter into this Agreement, Mr. D. Mellman hereby represents and warrants to Buyer that the statements contained in Exhibit B attached hereto ("Exhibit B") are true, correct and complete, except as disclosed in the Schedules referred to in Exhibit B and delivered by Mr. D. Mellman to Buyer on or prior to the date of this Agreement (collectively, the "CJC Schedules"). Whenever used in any representation or warranty set forth in Exhibit B, the phrase "to the best of Mr. D. Mellman's knowledge" or similar language signifies that no information has come to the attention of Mr. D. Mellman, or upon due inquiry would have come to his attention, which gives him, or upon such inquiry would have given him, actual knowledge contrary to such representation or warranty.

                                   ARTICLE III
                            COVENANTS OF THE PARTIES

      ss.3.1. Mutual Covenants.

            (a) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the Stock Purchase and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the obligations set forth in this Agreement for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions as any other Party may reasonably request.

            (b) Governmental Matters. Each Party shall use all reasonable efforts to take any action that may be necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.


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            (c) Hockey and Football Tickets. The Parties acknowledge and agree that CJC has already purchased tickets to the Ohio State University home football games for the 2001-02 season and that Mr. D. Mellman shall have the exclusive right to the use of such tickets. The Parties further acknowledge and agree that the right to purchase and use such tickets for subsequent football seasons shall be vested exclusively in CJC (regardless of whether the name on the account maintained by the Ohio State University athletic ticket office is that of CJC or Mr. D. Mellman), and Mr. D. Mellman hereby waives any such right that he may have. Finally, the Parties acknowledge and agree that, beginning with the 2001-02 National Hockey League season, CJC and Mr. D. Mellman shall share on an equal basis the Columbus Blue Jackets hockey tickets purchased from year to year pursuant to the seat licenses which have been granted to CJC by the operator of Nationwide Arena. CJC's obligations under the foregoing sentence shall terminate immediately and automatically upon the death of Mr. D. Mellman, and the foregoing sentence shall apply only to seat licenses which have been granted to CJC and are in full force and effect as of the date of this Agreement.

            (d) Expense Reimbursement. To the best of Mr. D. Mellman's knowledge, as of the Closing, he has been reimbursed by CJC for all reimbursable expenses incurred by or charged to him prior to the Closing. In the event that, after the Closing, Mr. D. Mellman receives a bill or is otherwise charged for any reasonable, direct, out-of-pocket expense incurred in the ordinary course of CJC's business prior to the Closing, Mr. D. Mellman shall pay such expense, and, promptly thereafter, Buyer shall cause CJC to reimburse Mr. D. Mellman for such expense, subject to such reasonable record-keeping, reporting, and other expense documentation procedures as are customary for the reimbursement of business expenses.

      ss.3.2. Covenants of Mr. D. Mellman. Mr. D. Mellman hereby agrees that:

            (a) Consulting Agreement. Concurrently with the execution of this Agreement, Mr. D. Mellman shall execute and deliver to CJC, as Buyer's subsidiary, an consulting and non-competition agreement in the form agreed upon by Buyer and Mr. D. Mellman (the "D. Mellman Consulting Agreement"), and, concurrently with or prior to the Closing, Mr. D. Mellman shall have terminated all employment agreements or arrangements between him and CJC, including without limitation any "tax gross-up bonus" or similar agreement or arrangement, without any remaining liability relating thereto on the part of CJC.

            (b) Opinion of Counsel. Concurrently with the execution of this Agreement, Mr. D. Mellman shall deliver to Buyer the legal opinion of Wolman, Genshaft & Gellman, counsel to CJC and Mr. D. Mellman, in the form agreed upon by Buyer and Mr. D. Mellman.

            (c) Director Resignations. Concurrently with the execution of this Agreement, Mr. D. Mellman shall deliver to Buyer the written resignation, effective as of the Closing Date, of each member of the boards of directors of CJC and its subsidiaries (subject toss.3.3(f), below).

            (d) Authority. Concurrently with or prior to the execution of this Agreement, Mr. D. Mellman shall have provided Buyer with evidence reasonably satisfactory to Buyer that this Agreement and the transactions contemplated by this Agreement have been properly authorized by CJC. Such evidence shall include, without limitation, (i) certificates of good standing for CJC and its subsidiaries issued not more than 15 days prior to the Closing Date by the secretary of state of CJC's state of incorporation, the state of incorporation of each subsidiary of CJC, and any other state in which CJC or any of its subsidiaries is qualified to do business, and (ii) a certificate

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      from CJC in the form agreed upon by Buyer and Mr. D. Mellman, dated as of the Closing Date and signed by the secretary of CJC.

            (e) Financial Statements. Not less than five business days prior to the execution of this Agreement, Mr. D. Mellman shall have delivered to Buyer the Financial Statements.

            (f) Employee Plans and Benefit Arrangements. Not less than 15 days prior to the execution of this Agreement, Mr. D. Mellman shall have delivered to Buyer copies of all Employee Plans and copies or descriptions of all Benefit Arrangements.

            (g) Books and Records. Concurrently with the execution of this Agreement, Mr. D. Mellman shall deliver to Buyer all books and records of CJC and any of its subsidiaries, including without limitation CJC's corporate record book, financial ledgers, books of account, bank account lists, and tax returns and records.

            (h) Disclosures. After the date of this Agreement, Mr. D. Mellman shall neither: (i) disclose to any person, association, firm, corporation or other entity (other than Buyer and its representatives, attorneys, accountants, and agents or those designated in writing by Buyer) in any manner, directly or indirectly, any proprietary information or data relevant to the business of CJC, whether of a technical or commercial nature, nor (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer and its representatives, attorneys, accountants, and agents or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data, excepting only (A) use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Mr. D. Mellman, and (B) disclosures of information to employees, representatives, attorneys, accountants, and agents of CJC who need to know such information and use of such information by employees, representatives, attorneys, accountants, and agents of CJC who need to use such information, in each use only to the extent necessary for the benefit of CJC or Buyer.

            (i) Noncompetition. During the Restricted Period (as defined below), Mr. D. Mellman shall not, directly or indirectly (whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, consultant, creditor, or agent of any person, association, or other entity):

                  (i) Other than on behalf of an Affiliated Company (as defined below), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any Restricted Goods and Services (as defined below) to any Restricted Customer (as defined below);

                  (ii) Induce or encourage any employee, officer, director,
            agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, or independent contractors; or

                  (iii) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, or agent of any Affiliated Company; provided that Mr. D. Mellman may employ or engage such a person if such person's relationship with such Affiliated Company was terminated by such Affiliated Company.

            For purposes of this ss.3.2(i), (A) "Affiliated Company" shall mean Buyer and all of its subsidiaries and affiliates (including, after the Closing, CJC); (B) "Restricted Period" shall mean the period beginning on the Closing Date and ending on the later of (i) the third anniversary of the Closing Date or (ii) the second anniversary of the date Mr. D. Mellman is no longer employed or otherwise retained by any Affiliated Company (provided that, for purposes of determining the Restricted Period, Mr. D. Mellman shall not be deemed to be employed or otherwise retained by any Affiliated Company if his only employment or retention by an Affiliated Company is exclusively for the purpose of satisfying the next-to-last paragraph of ss.5 of the D. Mellman Consulting Agreement or as a result of his service on the board of directors of an Affiliated Company, and provided further that the Restricted Period shall end immediately and automatically upon a default (which remains uncured) by Buyer or CJC with respect to their respective payment or stock issuance obligations under ss.1.1, above); (C) "Restricted Goods and Services" shall mean goods and services of the type provided by any Affiliated Company at any time or from time to time during the Restricted Period; and (D) "Restricted Customer" shall mean, as of any given time, any person, firm, association, corporation, or other entity which is then a customer of an Affiliated Company, which was a customer of an Affiliated Company during the two-year period immediately preceding such time, which is then being actively solicited by or on behalf of an Affiliated Company to be a customer of such Affiliated Company, or which was being actively solicited by or on behalf of an Affiliated Company to be a customer of such Affiliated Company during the one-year period immediately preceding such time.

            (j) Injunctive Relief. Mr. D. Mellman acknowledges and agrees that Buyer's remedies at law for any violation or attempted violation of any of Mr. D. Mellman's obligations under this Agreement would be inadequate, and agrees that in the event of any such violation or attempted violation, Buyer shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to Buyer from time to time.

            (k) Assignment. Concurrently with the execution of this Agreement, Mr. D. Mellman shall deliver to Buyer an assignment and assumption agreement, in the form agreed upon by Buyer and Mr. D. Mellman, whereby CJC assigns its rights, and Mr. D. Mellman assumes CJC's obligations, under: (i) Pacific Life Insurance Policy No. VP60122810; and (ii) the motor vehicle lease agreement between Mike Albert Leasing, Inc. and CJC, and related Optional Purchase Agreement between the same parties, for a 1996 Honda Civic LX, V.I.N. 2HGEJ6676TH500241.

            (l) Myer Mellman Consulting and Non-Competition Agreement. Prior to the Closing, Mr. D. Mellman shall have caused CJC to terminate all consulting agreements or arrangements between CJC and Myer W. Mellman, including without limitation the Consulting and Non-Competition Agreement dated January 30, 1992 (the "Myer Mellman Consulting Agreement"), without any remaining liability relating thereto on the part of CJC.

      ss.3.3. Covenants of Buyer. Buyer hereby agrees that:

            (a) Consulting Agreement. Concurrently with the execution of this Agreement, Buyer shall cause CJC, as Buyer's subsidiary, to execute and deliver to Mr. D. Mellman the D. Mellman Consulting Agreement.

            (b) Opinion of Counsel. Concurrently with the execution of this Agreement, Buyer shall deliver to Mr. D. Mellman the legal opinion of Baker & Hostetler LLP, counsel to Buyer, in the form agreed to by the Parties.

            (c) Firstar Guaranty. Concurrently with the execution of this Agreement, Buyer shall execute and deliver to Firstar Bank, NA ("Firstar") a guaranty, in the form agreed upon by Firstar and Buyer (the "Firstar Loan Guaranty"), of the payment and performance of CJC's obligations to Firstar under the Notes (as defined in the Revolving Credit and Term Loan and Security Agreement between CJC and Firstar dated June 26, 1998, as amended prior to the date hereof (as so amended, the "Firstar Loan Agreement")). The terms of the Firstar Loan Guaranty shall include the termination of the Unconditional Continuing Guaranty of Mr. D. Mellman delivered by him to Firstar in connection with the Firstar Loan Agreement.

            (d) Authority. Concurrently with or prior to the execution of this Agreement, Buyer shall have provided Mr. D. Mellman with evidence reasonably satisfactory to him that this Agreement and the transactions contemplated by this Agreement have been properly authorized by Buyer. Such evidence shall include, without limitation, (i) a certificate of good standing for Buyer issued not more than 15 days prior to the Closing Date by the secretary of state of Buyer's state of incorporation and any other state in which Buyer is qualified to do business, and (ii) a certificate from Buyer in the form agreed upon by the Parties, dated as of the Closing Date and signed by the secretary of Buyer.

            (e) [Intentionally Omitted].

            (f) Board of Directors. For as long as any payment required underss.1.1, above (including any issuance of stock required underss.1.1), remains unpaid, Buyer shall, at Mr. D. Mellman's option (i) cause Mr. D. Mellman to remain on the CJC board of directors, which shall have no more than four members, and (ii) provide to Mr. D. Mellman the same notice of regular and special meetings of Buyer's board of directors as Buyer provides to its directors and permit Mr. D. Mellman to attend such meetings (provided that Mr. D. Mellman shall have none of the rights of a director of Buyer unless he is duly elected as a director of Buyer).

            (g) [Intentionally Omitted].

            (h) Stock Pledge; Additional Security. Concurrently with the Closing, as security for obligations described inss.1.1, above, Buyer shall, subject to Firstar's consent, execute and deliver to Mr. D. Mellman a stock pledge agreement relating to the CJC Stock in the form agreed upon by Buyer and Mr. D. Mellman (the "Stock Pledge Agreement"). As further security for the obligations described in ss.1.1, above, during the period beginning on the Closing Date and continuing through and including the fulfillment by Buyer and CJC of the obligations described in ss.1.1, above, Buyer shall not, without the prior written consent of Mr. D. Mellman (which shall not be unreasonably withheld), permit CJC, as Buyer's subsidiary, to:

                  (i) Incur, create, assume, or otherwise become liable for any indebtedness, other than (A) unsecured indebtedness owing to trade creditors arising in the ordinary course of CJC's business, and (B) the guaranty of Buyer's repayment obligations with respect to amounts drawn against Buyer's line of credit with Firstar and contributed by Buyer to CJC;

                  (ii) Grant any mortgage, pledge, lien, security interest,
            encumbrance, or restriction of any nature with respect to any asset of CJC (collectively, "Liens"), other than (A) Liens existing on the date hereof, (B) Liens for taxes, assessments, or charges imposed on CJC or any of its property by any governmental authority which are not yet due or which are being contested in good faith and by appropriate proceedings (if adequate reserves with respect thereto are maintained on the books of CJC, in accordance with generally accepted accounting principles), (C) statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen, or other like Liens arising in the ordinary course of CJC's business, (D) pledges or deposits required in connection with workers' compensation, unemployment insurance, and other social security legislation, (E) Liens incurred on deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and return-of-money bonds, and other obligations of a like nature incurred in the ordinary course of CJC's business, (F) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of CJC's business, and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto, which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of CJC, (G) Liens in favor of customs and revenue authorities arising as a matter of law and to secure payment of customs duties in connection with the importation of goods, (H) Liens securing obligations of CJC either (1) in respect of goods purchased for resale in the ordinary course of CJC's business as long as no UCC financing statements are filed concerning such goods or (2) under true consignment arrangements in which CJC is the consignee (pursuant to which UCC financing statements may be filed),
            (I) Liens of landlords or mortgagees of landlords on fixtures and movable property located on premises leased in the ordinary course of CJC's business, and (J) Liens relating to judgments; or

                  (C) Issue equity securities of any type or class in addition to the 500 currently issued and outstanding CJC Shares.

                                   ARTICLE IV
                                 INDEMNIFICATION

      ss.4.1. Survival of Representations, Warranties and Agreements.

            (a) Subject to the limitations set forth in ss.4.3, below, and notwithstanding any investigation conducted at any time by or on behalf of Buyer, all representations, warranties, covenants and agreements of Mr. D. Mellman in this Agreement and in any other documents executed or delivered by Mr. D. Mellman pursuant to this Agreement or in connection with the transactions contemplated by the Agreement (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement and the Additional Documents.

            (b) As used in this Article, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include any CJC Schedule relating to such section.

      ss.4.2. Indemnification.

            (a) Subject to the limitations set forth in ss.4.3, below, Mr. D. Mellman shall indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from:
      (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Mr. D. Mellman in this Agreement or the Additional Documents; (ii) any and all claims of any current or former holder of any legal or beneficial ownership interest in or to CJC, other than Mr. Packard, which are based upon, relate to, or arise out of any agreements, transactions, acts, or omissions made or occurring at or prior to the Closing, excepting only any claims against Buyer arising out of the failure of Buyer to perform its obligations under this Agreement; or (iii) the Granville Solvents Excluded Liabilities (as defined below).

            (b) For purposes of this Agreement: (i) the term "Indemnifiable Claims" shall mean the matters with respect to which Buyer is entitled to indemnification under ss.4.2(a); (ii) the term "Granville Solvents Excluded Liabilities" shall mean Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer or CJC, directly or indirectly, as a result of or arising from the Granville Solvents Site Cleanup (as defined below), but only after the aggregate amount of all payments made on or after the Closing Date by Buyer and CJC on account of such Damages reaches $120,000 (including any arrearages owed as of the Closing Date by CJC pursuant to the PRP Group Agreement (as defined below) but excluding $32,777.83 paid by CJC prior to the Closing Date); (iii) the term "Granville Solvents Site Cleanup" shall mean the federal, state, and local environmental enforcement authority response to the release of hazardous substances from the Granville Solvents, Inc. facility located at or about Palmer Lane, Granville, Licking County, Ohio, including without limitation the performance of any and all cleanup, remedial, removal, and emergency designs or actions and reimbursement for response costs incurred; and (iv) the term "PRP Group Agreement" shall mean the Agreement to Develop Response Actions at the Granville Solvents Site dated February 1, 1994, among CJC and other potentially responsible parties, and any successor agreement or agreements thereto.

            (c) For purposes of this Article, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained, provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

            (d) Buyer shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in ss.4.2(a), above, if the same shall be suffered by any parent, subsidiary or affiliate of Buyer, including without limitation, after the Closing, CJC.

      ss.4.3. Limitations on Indemnification. Rights to indemnification underss.ss.4.2(a) are subject to the following limitations:

            (a) The obligation of indemnity with respect to the representations and warranties set forth in ss.B.10 of Exhibit B shall terminate on the expiration of the respective periods of limitations applicable to assessment and collection of taxes under laws then applicable to such taxes, with respect to the representations and warranties as to the absence of unpaid or undisclosed taxes (including any interest, penalties or expenses) of CJC.

            (b) The obligation of indemnity with respect to the representations and warranties set forth in ss.B.19 of Exhibit B shall terminate upon expiration of the respective statutes of limitation applicable to the items addressed in such section.

            (c) The obligation of indemnity with respect to the representations and warranties contained in ss.ss.B.2, B.3, B.5, and B.11 of Exhibit B shall not expire.

            (d) The obligation of indemnity with respect to the representations and warranties set forth in Exhibit B other than those addressed in the immediately preceding subsections (a), (b), and (c) shall terminate on the second anniversary of the Closing Date.

            (e) The foregoing provisions of this ss.4.3 notwithstanding, if, prior to the termination of any obligation of indemnity, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by Buyer to Mr. D. Mellman, or a suit, action, or other proceeding based upon a claimed breach is commenced against Mr. D. Mellman, Buyer shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from Mr.
      D. Mellman (whether through the courts or otherwise) on the claim, suit, action, or proceeding, by reason of the termination otherwise provided for above.

      ss.4.4. Procedure for Indemnification with Respect to Third Party Claims.

            (a) If Buyer desires to seek indemnification under this Article with respect to an Indemnifiable Claim resulting from the assertion of liability by a third party (a "Third-Party Claim"), it shall give notice to Mr. D. Mellman (hereinafter, the "Indemnifying Party") within a reasonable period of time of Buyer's becoming aware of any such Third-Party Claim, which notice shall set forth such material information with respect to such Third-Party Claim as is then reasonably available to Buyer. If any Third-Party Claim is asserted against Buyer and Buyer notifies the Indemnifying Party of such Third-Party Claim, the Indemnifying Party shall be entitled, if he so elects by written notice delivered to Buyer within a reasonable period of time (not to exceed 10 days in any event) after receiving Buyer's notice (the "Response Period"), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to Buyer. Notwithstanding the foregoing: (i) Buyer shall not have any obligation to give any notice of any Third-Party Claim unless such assertion is in writing; (ii) the rights of Buyer to be indemnified in respect of Indemnifiable Claims resulting from the assertion of any Third-Party Claim shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure; and (iii) each Party shall cooperate with any other Party in all ways reasonably requested by such other Party in connection with the defense of any such Third-Party Claims. With respect to any Third-Party Claim that results in a claim for indemnification under this Article, the Parties shall make available to each other all relevant information in their possession which is material to any such Third-Party Claim.

            (b) In the event that the Indemnifying Party fails to assume the defense of Buyer against any Third-Party Claim within the Response Period, Buyer shall have the right to defend, compromise or settle such Third-Party Claim on behalf, for the account, and at the risk of the Indemnifying Party.

            (c) Notwithstanding anything in this ss.4.4 to the contrary, (i) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect Buyer, its subsidiaries or affiliates, including without limitation, after the Closing, CJC, other than as a result of money damages or other money payments, then Buyer shall have the right, at the cost and expense of the

      Indemnifying Party, to defend, compromise or settle such Third-Party Claim; and (ii) the Indemnifying Party shall not, without Buyer's prior written consent, settle or compromise any Third-Party Claim or consent to entry of any judgment in respect of any Third-Party Claim unless such settlement, compromise or consent includes as an unconditional term the giving by the claimant or the plaintiff to Buyer (and its subsidiaries and affiliates, including without limitation, after the Closing, CJC) of a release from all liability in respect of such Third-Party Claim.

      ss.4.5. Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that Buyer asserts the existence of an Indemnifiable Claim giving rise to Damages other than an Indemnifiable Claim resulting from a Third-Party Claim, it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the receipt of such notice by Buyer, has not given written notice to Buyer announcing its intention to contest such assertion by Buyer, such assertion shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. If, however, the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to Buyer within such 15-day period, then the Parties, acting in good faith, shall attempt to negotiate a resolution of such Indemnifiable Claim during the 15-day period following such notice from the Indemnifying Party, but, if they are unable to do so, then each Party may pursue any rights or remedies available to it.

      ss.4.6. [Intentionally omitted].

      ss.4.7. Indemnification of Mr. D. Mellman. Subject to the limitation contained in the following paragraph, Buyer shall indemnify and hold Mr. D. Mellman harmless from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Mr. D. Mellman, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement.

      The representations and warranties of Buyer contained in Exhibit A and the obligations of indemnity of Buyer with respect to those representations and warranties shall terminate on the second anniversary of the Closing Date; provided that if, prior to termination of any obligation of indemnity with respect to any such representation or warranty, written notice of a claimed breach of same is given by Mr. D. Mellman to Buyer, or a suit, action, or other proceeding based upon the claimed breach is commenced against Buyer, Mr. D. Mellman shall not be precluded from pursuing such claimed breach, or from recovering from Buyer (whether through the courts or otherwise) on that claim, by reason of the termination otherwise provided for above.

                                    ARTICLE V
                                  MISCELLANEOUS

      ss.5.1. Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

      (a)   If to Buyer or CJC:

            Quality Products, Inc.
            560 West Nationwide Boulevard
            Columbus, Ohio  43215

            Attention: Bruce Weaver, President
            Telecopy No.: (614) 228-2358

      with a copy to:

            Baker & Hostetler LLP
            65 East State Street, Suite 2100
            Columbus, Ohio 43215
            Attention: Thomas L. Long, Esq.
            Telecopy No.: (614) 462-2616

      (b)   If to Mr. D. Mellman:

            Dennis B. Mellman

            Telecopy No.: (614) ______________

      with a copy to:

            Wolman, Genshaft & Gellman
            341 South Third Street
            Columbus, Ohio  43215
            Attention: Nelson Genshaft, Esq.
            Telecopy No.: (614) 280-9000

      ss.5.2. Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with the provisions of this Agreement.

      ss.5.3. Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

      ss.5.4. Headings. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

      ss.5.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

      ss.5.6. Entire Agreement. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement (the "Incorporated Documents"), all of which are hereby incorporated by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. All obligations of any Party under any Incorporated Document shall constitute an obligation of such Party under this Agreement. Any capitalized terms used in any Incorporated Document which are not otherwise defined therein shall have the respective meanings given such terms in this Agreement.

      ss.5.7. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

      ss.5.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

      ss.5.9. Successors; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

      ss.5.10. Remedies. Subject to the right of Buyer to exercise the remedies described in ss.ss.3.2(j) of this Agreement in any court having jurisdiction, and to the rights of the Parties under Article IV of this Agreement, all disagreements and controversies arising with respect to this agreement, or with respect to its application to circumstances not clearly set forth in this agreement, shall be settled by binding arbitration to be held, and the award made, in Columbus, Ohio, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both Parties and shall be enforceable in any court having jurisdiction over the Party to be charged.

      All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees and expenses of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing the arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator. This ss.5.10 contemplates that there will only be two sides to any particular issue. If any contention is made that there are more than two sides to an issue, that contention shall be resolved by dividing the Parties into two sides by grouping together those Parties most closely aligned with each other.

      All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

      ss.5.11. Expenses. Except as otherwise specifically provided in this Agreement, each Party shall bear his, her, or its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors); provided that Buyer shall, within 30 days after receipt of reasonable documentation thereof from Mr. D. Mellman, reimburse Mr. D. Mellman for his reasonable legal and accounting fees incurred in connection with the Stock Purchase, up to $25,000, in the aggregate; provided that the Parties acknowledge and agree that, as of the execution and delivery of this Agreement, Buyer has already reimbursed Mr. D. Mellman for $7,500 of his legal fees incurred in connection with the Stock Purchase, which counts against the $25,000 limit.

      ss.5.12. Announcements. This Agreement and the transactions contemplated herein shall be confidential and no Party shall disclose any information relating to the transactions contemplated by this Agreement without the prior written consent of the other Parties, except for such disclosures to such professional advisors as may be necessary or appropriate in order to enter into this Agreement and consummate the transactions contemplated by this Agreement. Each Party and its representatives shall exercise all reasonable efforts to maintain confidentiality with respect to such transactions at all times prior to the public announcement, if any, of this Agreement. The provisions of this section shall be subject to each Party's obligation to comply with applicable requirements of federal or state laws or any governmental order or regulation.

      ss.5.13. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Each of the undersigned confirms that it or he has read and fully understands this Agreement and the exhibits attached hereto including without limitation the representations and warranties contained in Exhibits A and B.

QUALITY PRODUCTS, INC.                    COLUMBUS JACK CORPORATION


By____________________________________    By____________________________________
      Bruce Weaver, President                   Dennis B. Mellman, President


                                          ______________________________________
                                          DENNIS B. MELLMAN

                   INDEX OF EXHIBITS AND ADDITIONAL DOCUMENTS

Exhibits:

Exhibit A   Representations and Warranties of Buyer - ss.2.1

Exhibit B   Representations and Warranties of Mr. D. Mellman - ss.2.2

Additional Documents:

         Stock Power - ss.1.3

         Bill of Sale (Packaging Division Assets) - ss.1.4

         Assignment and Assumption Agreement (Packaging Division) - ss.1.4

         CJC Schedules - ss.2.2

         D. Mellman Consulting Agreement - ss.3.2(a)

         Opinion of Wolman, Genshaft & Gellman - ss.3.2(b)

         CJC Director Resignation - ss.3.2(c)

         CJC Certificate of Good Standing - ss.3.2(d)(i)

         CJC Secretary's Certificate - ss.3.2(d)(ii)

         CJC Financial Statements - ss.3.2(e)

         CJC Employee Plans - ss.3.2(f)

         CJC Benefit Arrangements - ss.3.2(f)

         CJC Books and Records - ss.3.2(g)

         Assignment and Assumption of Life Insurance Policy and Motor Vehicle Lease - ss.3.2(k)

         Opinion of Baker & Hostetler LLP - ss.3.3(b)

         Firstar Loan Guaranty -ss.3.3(c)

         Buyer Certificate of Good Standing - ss.3.3(d)(i)

         Buyer Secretary's Certificate - ss.3.3(d)(ii)

         Election of New CJC Board of Directors - ss.3.3(f)

         Election of New CJC Officers - ss.3.3(f)

         Stock Pledge Agreement - ss.3.3(h)

                                                                       EXHIBIT A

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      ss.A.1. Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted and is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

      ss.A.2. Capitalization. Buyer's authorized capital stock (the "Buyer Stock") consists solely of: (a) 20,000,000 shares of common stock, par value $0.00001 per share, of which 2,551,333 were issued and outstanding as of February 5, 2001; and (b) 10,000,000 shares of preferred stock, par value $0.00001 per share, none of which are issued and outstanding. Each outstanding share of Buyer Stock is, and all Shares to be issued in connection with the Stock Purchase will be, duly authorized, validly issued, fully paid and nonassessable, and have not been and will not be issued in violation of any preemptive or similar rights. The issuance of the Shares to Mr. D. Mellman as contemplated by this Agreement will be (subject to Exhibit B, ss.B.28, below) in compliance in all material respects with all applicable federal and state securities laws.

      ss.A.3. Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      ss.A.4. Conflicts; Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated in this Agreement will not:

            (a) Violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any third party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of the certificate of incorporation or bylaws, each as amended to date, of Buyer, or any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Buyer is a party and which is material to Buyer and its subsidiaries, taken as a whole;

            (b) Violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Buyer or its properties or assets; or

            (c) Require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than such actions taken in respect of federal and state securities laws as are contemplated by this Agreement.

      ss.A.5. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Buyer to consummate the transactions contemplated in this Agreement. Buyer is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a material adverse effect on it or its ability to consummate the transactions contemplated by this Agreement.

      ss.A.6. Brokerage and Finder's Fees. Neither Buyer nor any of its subsidiaries, shareholders, directors, officers or employees has incurred, or will incur on behalf of Buyer, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

      ss.A.7. No Liens. Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with the terms and provisions of this Agreement, including without limitation the consummation by Buyer of the transactions contemplated hereby, will result in the creation of any lien with respect to any asset of CJC pursuant to any agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which Buyer was already a party, or by which Buyer or any of its assets was already bound or affected, prior to the execution and delivery by Buyer of this Agreement and compliance by Buyer with the terms and conditions of this Agreement.

                                                                       EXHIBIT B

                REPRESENTATIONS AND WARRANTIES OF MR. D. MELLMAN

      ss.B.1. Organization and Standing. CJC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. CJC is duly qualified to do business in each jurisdiction listed in Schedule B.1, is not qualified to do business in any other jurisdiction, and neither the nature of the business conducted by CJC nor the properties it owns, leases or operates requires it to qualify to do business in any other jurisdiction. CJC has not received any written notice or assertion within the last three years from any governmental official in any jurisdiction to the effect that it is required to be qualified or authorized to do business in any such jurisdiction, in which it is not so qualified or has not obtained such authorization. CJC is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation, bylaws, or other organizational documents, each as amended to date. Set forth on Schedule B.1 are, for CJC and for each of its subsidiaries: (a) the number of seats on the board of directors, the name of each director currently serving, and the number of vacancies on the board of directors, if any; and (b) each office and the name of the person holding such office or, if such office is vacant, a statement to that effect.

      ss.B.2. Capitalization and Security Holders.

            (a) Stock. The authorized capital stock of CJC consists solely of 750 common shares, without par value, of which 500 are issued and outstanding and zero are held in treasury.

            (b) Stock Ownership; Due Authorization and Issuance. Mr. D. Mellman owns beneficially and of record 455 CJC Shares, and, to the best of Mr. D. Mellman's knowledge, CJF owns beneficially and of record 45 CJC Shares. Each outstanding CJC Share has been duly authorized and validly issued, is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights.

            (c) No Other Commitment. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by CJC or Mr. D. Mellman of any capital stock or other securities of CJC nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of CJC, and CJC has no obligation of any kind to issue any additional securities.

            (d) Compliance with Laws; Liens. The issuance, sale, and transfer by CJC of all of the CJC Shares have been in full compliance with all applicable federal and state securities laws and other laws. Any sale and transfer by Mr. D. Mellman of CJC Shares have been in full compliance with all applicable federal and state securities laws and other laws. The D. Mellman Shares are free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, except restrictions on transfer imposed by or pursuant to federal and state securities laws. Neither CJC nor Mr.
      D. Mellman has agreed to register any securities under the Securities Act of 1933, as amended, and the rules and regulations thereunder or under any state securities law.

      ss.B.3. Subsidiaries. Except as set forth on Schedule B.3, CJC owns no subsidiary corporations, nor does CJC own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise (hereinafter, simply "entity"). Set forth on Schedule B.3, with respect to each entity listed thereon, is a description of CJC's relationship with such entity, including without limitation, if CJC has an equity interest in such entity, a detailed description of such equity interest (including the title and amount of securities held and CJC's percentage equity interest in such entity). CJC is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

      ss.B.4. Business. CJC is and has been engaged in the business of manufacturing and distributing aircraft jacks and related ground support equipment and is engaged in no other business whatsoever except as may be incidental to the foregoing.

      ss.B.5. Power and Authority; Capacity. CJC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of CJC. Mr. D. Mellman has full legal capacity, power, and authority to enter into this Agreement and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by CJC and Mr. D. Mellman and constitutes the legal, valid and binding obligation of CJC and Mr.
D. Mellman enforceable against each of them, respectively, in accordance with its terms. No other action or proceeding by or in respect of CJC or Mr. D. Mellman is or was necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement.

      ss.B.6. Consents and Approvals. Except as described in Schedule B.6, neither the execution and delivery of this Agreement by CJC or Mr. D. Mellman nor the consummation by them of the transactions contemplated by this Agreement require or will require any action, consent, or approval of, or review by, or registration with, any third party, court, or governmental body or other agency, instrumentality, or authority. In connection with CJC's acquisition from Neal Machine Corporation, an Ohio corporation ("Neal Machine"), of certain assets of Neal Machine (the "Neal Machine Assets") pursuant to the Asset Purchase Agreement dated July 1, 1998 between CJC and Neal Machine, (a) CJC obtained Firstar's prior written consent to CJC's grant to Neal Machine of a security interest in the Neal Machine Assets and to the first priority security interest of Bank One, Lima, NA, in the Neal Machine Assets, and (b) Bank One, Lima, NA gave its prior written consent to the transfer of such acquired assets to CJC and released its security interest in the Neal Machine Assets.

      ss.B.7. Financial Statements. CJC has furnished to Buyer, for each of CJC's three most recently ended fiscal years, the balance sheet for CJC as of the end of such fiscal year and the related statements of income and retained earnings and cash flows, including, in each case, the related notes, all of which have been compiled by an independent firm of certified public accountants (collectively, the "Financial Statements"). The Financial Statements as at and for CJC's most recently ended fiscal year are sometimes hereinafter referred to separately as the "2000 Financial Statements." The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, were prepared from and are in accordance with the books and records of CJC, and fairly present the financial condition of CJC as of the dates stated and the results of operations of CJC for the periods then ended in accordance with such practices.

      ss.B.8. Undisclosed Liabilities. Except as set forth in Schedule B.8, CJC has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

            (a) Those set forth in the 2000 Financial Statements which have not been paid or discharged since the date thereof;

            (b) Those arising from and after the date of this Agreement under agreements or other commitments specifically identified in Schedule B.20; and

            (c) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since December 31, 1999, in transactions in the ordinary course of business consistent with past practices which are properly reflected on CJC's books and records and are not inconsistent with the other representations, warranties and agreements of Mr. D. Mellman and CJC set forth in this Agreement.

      ss.B.9. Absence of Certain Changes. Except as set forth in Schedule B.9, since December 31, 2000, there has not been:

            (a) Any material adverse change in or effect on the business, operations, assets, properties, prospects, rights or condition (financial or otherwise) of CJC, or the ability of CJC or Mr. D. Mellman to consummate the transactions contemplated by this Agreement, or, to the best of Mr. D. Mellman's knowledge, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change or effect (a "Material Adverse Effect");

            (b) Any declaration, setting aside or payment of any distribution or payment (in cash or in kind) by CJC to any shareholder of CJC or any direct or indirect redemption, purchase or other acquisition by CJC of any of its capital stock or other securities or any rights or agreements to purchase or acquire any of its capital or stock or other securities;

            (c) Any increase in amounts payable by CJC to or for the benefit of, or committed to be paid by CJC to or for the benefit of, any shareholder of CJC or any director or officer of CJC, or any consultant, agent or employee of CJC, or any relatives of any such person, or any increase in any benefits granted under any bonus, profit-sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any such person, excepting only (i) reimbursement, in the ordinary course of business consistent with past practices, of out-of-pocket expenses incurred by employees of CJC directly in connection with CJC's business, and (ii) compensation (including bonuses) or distributions to the shareholders of CJC in amounts consistent with past practices;

            (d) Any transaction entered into or carried out by CJC other than in the ordinary and usual course of its business;

            (e) Any borrowing or agreement to borrow funds by CJC, any incurring by CJC of any other obligation or liability (contingent or otherwise), except current liabilities incurred in the usual and ordinary course of business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity by CJC;

            (f) Any material change in CJC's method of doing business or any change in CJC's accounting principles or practices or its method of application of such principles or practices;

            (g) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of CJC;

            (h) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of CJC, other than in the usual and ordinary course of business consistent with past practices;

            (i) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $10,000 for any one purchase made by CJC or $25,000 for all such purchases made by CJC or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by CJC exceeding an aggregate of $10,000;

            (j) Any loan or advance made by CJC to any individual, firm, corporation or other entity;

            (k) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which CJC is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

            (l) Any labor dispute or disturbance adversely affecting the business operations or condition (financial or otherwise) of CJC, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down; or

            (m) Any disciplinary or other similar action, proceeding, or investigation taken by any governmental or accrediting board, agency, or authority against or with respect to CJC, Mr. D. Mellman, or any employee or, to the best of Mr. D. Mellman's knowledge, independent contractor of CJC.

      ss.B.10. Taxes.

            (a) To the best of Mr. D. Mellman's knowledge, CJC has duly, properly, and timely filed all federal, state, local and foreign tax returns and tax reports required to be filed by it, all such returns and reports are true, correct and complete, none of such returns and reports have been amended, and any and all taxes, assessments, fees and other governmental charges due from CJC, including without limitation those arising under such returns and reports, have been fully paid or are fully accrued as liabilities in the 2000 Financial Statements and will be timely paid. No claim has been made by authorities in any jurisdiction where CJC did not file tax returns that it is or may be subject to taxation or to reporting therein.

            (b) CJC has delivered to Buyer copies of all federal, state, local, and foreign income tax returns filed for taxable periods ended on or after December 31, 1998. Schedule B.10-1 sets forth the dates and results of any and all audits conducted by taxing authorities against CJC within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. Except as set forth in Schedule B.10-1, all deficiencies resulting from any audits have been paid or settled. There are no pending or, to the best of Mr. D. Mellman's knowledge, threatened federal, state, local or foreign tax audits or assessments affecting CJC and no agreement with any federal, state, local or foreign taxing authority that may affect the subsequent tax liabilities of CJC.

            (c) CJC is not liable for taxes, assessments, fees or governmental charges for which it has not made adequate provision, including setting aside a sufficient reserve to cover that potential liability in full in the 2000 Financial Statements (except those disclosed in the handwritten tax matters memo from Karen Hart dated April 25, 2001, with respect to which Buyer and Mr. D. Mellman agree to negotiate in good faith on a post-closing basis).

            (d) There exists no tax-sharing agreement or arrangement pursuant to which CJC is obligated to pay the tax liability of any other person or entity, or to indemnify any other person or entity with respect to any tax.

            (e) Schedule B.10-2 includes a list of all states, territories and jurisdictions to which any tax is properly payable by CJC or in which a tax report must be filed.

      ss.B.11. Compliance with Law. Except as set forth in Schedule B.11-1, to the best of Mr. D. Mellman's knowledge, CJC has complied and is in compliance in all material respects, except where non-compliance would have no adverse effect on the business or assets of CJC, with all applicable laws, statutes, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority, agency, or instrumentality relating to CJC, or its business or properties, including without limitation all zoning, fire, safety, building, and asbestos laws, ordinances, regulations and requirements, Environmental Laws (defined below), Title VII of the Civil Rights Act of 1964, as amended, the Health Portability and Accountability Act of 1996, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Americans with Disabilities Act of 1990, all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; all federal or state laws and regulations relating to fraud and abuse; and all related laws, ordinances, regulations and requirements (collectively, the "Applicable Laws"). Except as set forth in Schedule B.11-1, CJC has not been charged with or given notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability of CJC).

      Schedule B.11-2 includes a list of all franchises, licenses, permits, consents, authorizations, approvals and certificates which are, to the best of Mr. D. Mellman's knowledge, necessary for CJC to carry on its business as presently conducted (collectively, the "Permits"), each of which currently is owned by CJC and is valid and in full force and effect. Except as set forth in Schedule B.11-2, CJC is not in violation of any of the Permits, and there are no pending or, to the best of Mr. D. Mellman's knowledge, threatened proceedings which could result in the revocation, cancellation or inability of CJC to renew any Permit.

      Except as set forth on Schedule B.11-3, (i) CJC has never disposed of, or contracted for the disposal of, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludge, and (ii) to the best of Mr. D. Mellman's knowledge, no such wastes, substances, or sludge generated by CJC have finally come to be located on any site which is or has been (including as a potential or suspect site) included in any published federal, state, or local "superfund" or other list of hazardous or toxic waste sites.

      For purposes of this Agreement, "Environmental Laws" shall mean all federal, state, and local environmental laws, statutes, ordinances, and codes relating to the protection of public health or the environment (including without limitation any water, land, subsurface, air, fish, wildlife, and other natural resources) or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, or disposal of solid wastes, medical wastes, toxic substances, hazardous wastes, hazardous substances, petroleum, petroleum-based products, radio-nuclides, or other radioactive materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives of federal, state, and local government agencies and authorities with respect thereto.

      ss.B.12. Proprietary Rights. Schedule B.12-1 sets forth:

            (a) All material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which CJC owns or has the right to use or to which CJC is a party; and

            (b) All filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices (all items in (a) and (b) of this section being sometimes hereinafter referred to collectively as the "Proprietary Rights").

      Except as set forth in Schedule B.12-2, CJC is the sole and exclusive owner of all right, title and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever, and there is no pending or, to the best of Mr. D. Mellman's knowledge, threatened investigation, proceeding, inquiry or other review by any federal, state, local or foreign regulatory, administrative or governmental office or offices with respect to CJC's right, title or interest in any Proprietary Right.

      Other than those Proprietary Rights listed in Schedule B.12-1, no name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of CJC in substantially the same manner as such business is presently conducted. No business of CJC has been or is now being conducted in contravention of any trademark, copyright or other proprietary right of any third party.

      Except as set forth in Schedule B.12-3, none of the Proprietary Rights:
(i) has been hypothecated, sold, assigned or licensed by CJC, or any other person, corporation, firm or other entity; (ii) to the best of Mr. D. Mellman's knowledge, infringes upon or violates the rights of any person, firm, corporation, or other entity; (iii) to the best of Mr. D. Mellman's knowledge, is subject to challenge, claims of infringement, unfair competition or other claims; or (iv) to the best of Mr. D. Mellman's knowledge, is being infringed upon or violated by any person, firm, corporation or other entity.

      Except as set forth in Schedule B.12-4: (A) CJC has not given, directly or indirectly, any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which CJC uses, licenses or sells; (B) to the best of Mr. D. Mellman's knowledge, no product, process, method or operation presently sold, engaged in or employed by CJC infringes upon any rights owned by any other person, firm, corporation or other entity; and (C) there is no pending or, to the best of Mr.
D. Mellman's knowledge, threatened claim or litigation against CJC contesting the right of CJC to sell, engage in or employ any such product, process, method, or operation.

      Except as set forth in Schedule B.12-5, CJC has exclusive rights to own, use and license others to use the computer software used by it (the "Software"). Schedule B.12-1 lists and briefly describes, and CJC has provided to Buyer true, correct and complete copies of, all material licenses, agreements, documents and other materials relating to the Software and to the rights of CJC therein. CJC has not licensed or otherwise authorized any other person to use or make use of all or any part of the Software, nor has it granted, assigned or otherwise conveyed any right in or to the Software.

      ss.B.13. Restrictive Documents or Laws. With the exception of the matters listed in Schedule B.13, to the best of Mr. D. Mellman's knowledge, neither CJC nor Mr. D. Mellman is a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application, which materially and adversely affects, or reasonably could be expected so to affect: (a) the condition of CJC (financial or otherwise) or its assets; (b) the continued operation of CJC's assets after the Closing on substantially the same basis as such assets are currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

      ss.B.14. Insurance. CJC has been and is insured with respect to its property and the conduct of its business in such amounts and against such risks as are sufficient for compliance with Applicable Laws and as are adequate to protect the properties and businesses of CJC in accordance with normal industry practice. Such insurance is and has been provided by insurers unaffiliated with CJC, which insurers are, to the best of Mr. D. Mellman's knowledge, financially sound and reputable. Set forth in Schedule B.14 is a true, correct and complete list of all insurance policies and bonds, if any, in force for which CJC or any person employed or otherwise retained by CJC is named as an insured party, or for which CJC or any person employed or otherwise retained by CJC has paid any premiums, and such lists correctly state the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date and the premium amount of each such policy or bond. Except as disclosed in Schedule B.14, all such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received by CJC with respect to any such policy or bond. CJC will continue all such policies and bonds in full force and effect through the Closing. All premiums due and payable on such policies and bonds have been paid. Except as disclosed in Schedule B.14, CJC is not a co-insurer under any term of any insurance policy.

      ss.B.15. Bank Accounts, Depositories; Powers of Attorney. Set forth in Schedule B.15 is a true, correct and complete list of the names and locations of all banks or other depositories in which CJC has one or more accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom or have access thereto. Except as set forth in such Schedule B.15, no person or entity has a power of attorney from CJC.

      ss.B.16. Title to and Condition of Properties. Except as set forth in Schedule B.16-1, CJC has good, valid and marketable title to all of its assets of every kind, nature and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including without limitation all assets shown or reflected on the 2000 Financial Statements). Except as set forth in Schedule B.16-2, to the best of Mr. D. Mellman's knowledge, all such assets are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (d) any lien or right to a lien for services, labor or material furnished; (e) special tax or other assessments; (f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of Environmental Laws and zoning, fire safety, building, and other laws, ordinances and regulations applicable to such properties. To the best of Mr. D. Mellman's knowledge, the current uses of all such assets are in compliance with all federal, state, local or other governmental building, zoning, health, safety, platting, subdivision or other law, ordinance or regulation, or any applicable private restriction, and such uses are legal conforming uses. Except as set forth in Schedule B.16-3, CJC is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Schedule B.16-4 contains a complete and accurate description of all of the real property owned or leased by CJC (organized by category). CJC owns or leases no other real property.

      Without limiting the generality of the preceding provisions of this ss.B.16: (i) all security interests granted by CJC to Banc Ohio National Bank (or any successor entity) in connection with Asset Purchase Agreement among Columbus Jack Corporation, Coljak Corporation, and Dennis B. Mellman dated January 30, 1992, have been terminated, and all UCC-3 Termination Statements related to the termination of such security interests have been duly and properly filed; and (ii) all security interests in the Neal Machine Assets granted by Neal Machine to any secured party have been terminated, and all UCC-3 Termination Statements related to the termination of such security interests have been duly and properly filed.

      To the best of Mr. D. Mellman's knowledge, no hazardous waste or toxic material has been disposed of, discharged on, or leaked from, or has otherwise contaminated, any real property owned, leased, or used by CJC, and, other than hazardous waste generated and temporarily stored in the ordinary course of CJC's business, no hazardous waste or toxic material is stored upon or in any real property owned, leased, or used by CJC (including without limitation any underground storage tanks). CJC has not received any notice of non-compliance or violations or threatened non-compliance or violations of any Environmental Laws relating to any real property owned, leased or used by CJC. The utilities servicing the real properties owned or used by CJC are adequate to permit the continued operation of the business of CJC, and there are no pending or, to the best of Mr. D. Mellman's knowledge, threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation.

      ss.B.17. Brokers, Finders. The transactions contemplated by this Agreement were not submitted to CJC or Mr. D. Mellman by any broker or other person entitled to a commission, finder's fee or like payment thereon and were not, with the consent of CJC or Mr. D. Mellman, submitted to Buyer by any broker or other person, and none of the actions of CJC or Mr. D. Mellman has given rise to any claim by any person for a commission, finder's fee or like payment against any of the Parties.

      ss.B.18. Legal Proceedings, etc. Except as listed and described in Schedule B.18, there are no (and over the last five years there have been no) claims, proceedings, suits or investigations pending or, to the best of Mr. D. Mellman's knowledge, threatened against or relating to CJC (or Mr. D. Mellman, or any of the employees or, to the best of Mr. D. Mellman's knowledge, independent contractors of CJC in connection with the business or affairs of
CJC), by or before any federal, state, local or foreign court or governmental body, agency, or authority. There are no such claims, proceedings, suits or investigations pending or, to the best of Mr. D. Mellman's knowledge, threatened for the purpose of enjoining or preventing the consummation of the Stock Purchase or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule B.18, neither CJC nor Mr. D. Mellman is subject to any judgment, order or decree, or any governmental restriction applicable to him or it, which has a reasonable probability of having a Material Adverse Effect, or which may materially adversely affect the ability of CJC to acquire any property or conduct CJC's business as it is currently being conducted. Except as listed and described in Schedule B.18, to the best of Mr.
D. Mellman's knowledge, there are no facts, circumstances, or occurrences which may give rise to any claims, proceedings, or suits against CJC, Mr. D. Mellman, or any of the employees or independent contractors of CJC.

      CJC has fulfilled all of its obligations and has no remaining liability under United States v. Columbus Jack Corporation, No. C2-95-396 (S.D. Ohio), the Dismissal of Complaint and Settlement Agreement and Mutual Release dated July 23, 1996 entered into by CJC pursuant thereto (the "Settlement Agreement"), or Contract 9311 (as defined in the Settlement Agreement).

      ss.B.19. ERISA.

            (a) Schedule B.19 identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last five years maintained, administered or contributed to by CJC or any affiliate (as defined below) and covers the shareholders of CJC, any current or former employee of CJC or any affiliate or under which CJC or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the three most recent annual reports (Form 5500) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this section, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as on Schedule B.19.

            (b) Except as disclosed in Schedule B.19, no Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. To the best of Mr.
      D. Mellman's knowledge, no "accumulated funding deficiency," as defined in
      Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. To the best of Mr. D. Mellman's knowledge, except as disclosed in Schedule B.19, full payment has been made of all amounts which CJC or any affiliate is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Employee Plan that have not been disclosed to Buyer in writing prior to the Closing. Neither CJC nor Mr. D. Mellman knows of any "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. To the best of Mr. D. Mellman's knowledge, no condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan, and to the best of Mr. D. Mellman's knowledge, neither CJC nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. To the best of Mr. D. Mellman's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make CJC subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or, to the best of Mr. D. Mellman's knowledge, threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

            (c) To the best of Mr. D. Mellman's knowledge, each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
      Section 501(a) of the Code. CJC has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. To the best of Mr. D. Mellman's knowledge, each Employee Plan has been maintained, from the time of such Plan's inception up to and including the performance of any or all transactions contemplated in this Agreement, in compliance with its terms and the requirements and fiduciary standards prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

            (d) There is no contract, agreement, plan or arrangement covering any employee or former employee, any current or former shareholder of CJC, or any of its affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

            (e) Schedule B.19 identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by CJC or any of its affiliates, and (iii) covers any current or former employee or any current or former shareholder of CJC or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer, are referred to collectively herein as the "Benefit Arrangements." To the best of Mr. D. Mellman's knowledge, each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

            (f) Except as set forth in Schedule B.19, to the best of Mr. D. Mellman's knowledge, there is no liability in respect of post-retirement health and medical benefits for retired employees of CJC or any of its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the
      Code). CJC has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of Mr. D. Mellman or other active employee of CJC under the terms of any such plan and descriptions thereof given to employees. With respect to any of the Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder so that CJC and its affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Plan.

            (g) Except as set forth in Schedule B.19, there has been no amendment to, written interpretation or announcement (whether or not written) by CJC or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the plan year ended immediately prior to the Closing.

            (h) Except as set forth in Schedule B.19, CJC is not a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to Mr. D. Mellman or any employee or independent contractor of CJC.

            (i) The execution and consummation of the transactions contemplated by this Agreement will not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant in such Employee Plan or current or former employee or director of CJC that has not been specifically disclosed on Schedule B.19 or which is not material to the financial condition or business of CJC.

            (j) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

      ss.B.20. Contracts. Schedule B.20-1 lists and briefly describes each contract, purchase order, agreement, lease, executory commitment, arrangement and understanding (written or oral) to which CJC is a party which (a)(i) involves payments or commitments in excess of $10,000 (in the aggregate) for any purchase order or $10,000 (in the aggregate) for any other contract, agreement, lease, commitment, arrangement, or understanding, or (ii) extends beyond one year (or both), or is otherwise material to the condition, operations, assets, or business of CJC, unless cancelable on 60 or fewer days' notice without any liability, penalty or premium, (b) is with any current or former shareholder, employee, agent or independent contractor of CJC, or any person related by blood or marriage to any such person or any person or entity controlling, controlled by or under common control with any such person not terminable at will, (c) provides for the future purchase by CJC of any materials, equipment, services or supplies and either (i) continues for a period of more than 12 months (including periods covered by any option to renew by either party), (ii) provides for a price materially in excess of current market prices, or (iii) is in excess of normal operating requirements over its remaining term, or (d) involves any of the following: (i) any borrowings or guarantees; (ii) any contracts containing covenants purporting to limit the freedom of CJC to compete in any line of business or provide any of its services in any geographic area; (iii) any obligation or commitment which limits the freedom of CJC to sell, lease, license or otherwise provide its services; (iv) any contract or agreement the performance of which can reasonably be expected to result in a loss to CJC; or
(v) any obligation or commitment providing for indemnification or responsibility for the obligations or losses of any person. All of such contracts, agreements, leases, commitments, and other arrangements and understandings are valid and binding, in full force and effect and enforceable in accordance with their respective provisions.

      Schedule B.20-2 lists and briefly describes each contract, agreement, arrangement and understanding (written or oral) to which CJC is a party, under which CJC receives revenue, and which (i) involves payments or commitments to CJC in excess of $10,000 (in the aggregate), or (ii) is otherwise material to the condition, operations, assets, or business of CJC.

      CJC is not in violation of nor in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default of any contract, agreement, lease, commitment, arrangement or understanding of the type described in the preceding two paragraphs of this section.

      CJC has delivered to Buyer a correct and complete copy of all price lists or fee schedules which are currently in effect for goods or services provided by CJC.

      Schedule B.20-3 sets forth an accurate and complete list of CJC's 10 largest customers, in terms of revenue generation for CJC for the 12-month period ended December 31, 2000. CJC has delivered to Buyer an accurate and complete list of all customers of CJC to which CJC provided goods or services during the 12-month period ended December 31, 2000 (the "Current CJC Customers"). Except as set forth in Schedule B.20-4, CJC has not received any notice from any Current CJC Customer to the effect that such Current CJC Customer will terminate its relationship or unilaterally modify any terms of that relationship, where applicable, with CJC as a result of any transaction contemplated by this Agreement or otherwise.

      The following agreements and covenants are of no further force or effect and have been terminated without any remaining liability relating thereto on the part of CJC: (1) the Benefits Agreement between CJC and Neal Machine dated January 30, 1992; (2) the Security Agreement dated January 30, 1992 between CJC, as debtor, and Myer W. Mellman, as creditor; (3) the Security Agreement dated January 30, 1992 between CJC, as debtor, and Emess Corporation, an Ohio corporation formerly known as Columbus Jack Corporation ("Emess"), as creditor;
(4) the $500,000 Promissory Note dated January 30, 1992 from CJC to Emess; (5) the $400,000 Promissory Note dated January 30, 1992 from Mr. D. Mellman to Emess; (6) the Unconditional Guaranty dated January 30, 1992 from CJC to Emess;
(7) the motor vehicle lease agreement between Mike Albert Leasing, Inc. and CJC, and related Optional Purchase Agreement between the same parties, for a 1996 Honda Accord EX, V.I.N. 1HGCE667XTA010444; and (8) the Myer Mellman Consulting Agreement.

      There is no consulting or other agreement or arrangement between CJC and Tony Stattersfield (or any entity owned or controlled by Tony Stattersfield) or between CJC and RHE Columbus Limited, a private limited company incorporated under England and Wales law ("RHE Columbus Limited"), which cannot be terminated by CJC upon 30 days prior written notice to Tony Stattersfield or RHE Columbus Limited, as applicable, without any remaining liability relating thereto on the part of CJC.

      ss.B.21. Accounts Receivable. CJC has delivered to Buyer a correct and complete list of its accounts receivable and notes receivable as of March 31, 2001. Except as set forth in Schedule B.21-1, to the best of Mr. D. Mellman's knowledge, all accounts and notes receivable of CJC as of such date, and any accounts and notes receivable arising between such date and the Closing, are or will be collectible in the ordinary course of business consistent with past practices and are or will be valid and subsisting and represent or will represent sales actually made or services actually provided in the ordinary and usual course of business of CJC consistent with past practices.

      Since March 31, 2001, there have been no accounts receivable of CJC converted to notes receivable or otherwise extended, except as listed in Schedule B.21-2, and from the date of this Agreement through the Closing Date, no accounts receivable of CJC will be converted to notes receivable, written off or otherwise extended without the prior written consent of Buyer.

      Schedule B.21-3 includes a list of all amounts payable to CJC by any Affiliate of CJC (the "Related Party Receivables") and all amounts payable by CJC to any Affiliate of CJC (the "Related Party Payables") as of March 31, 2001, specifying the payor, payee, and amount of each Related Party Receivable and Related Party Payable. For purposes of this Agreement, other than for ss.B.19, above, an "Affiliate" of CJC shall mean any shareholder, employee, representative, independent contractor or other agent of CJC, any person related by blood or marriage to any such person, or any person or entity, which, directly or indirectly, controls, is controlled by, or is under common control with CJC or any such other person or entity.

      ss.B.22. No Conflict or Default. Except as described in Schedule B.22, to the best of Mr. D. Mellman's knowledge, neither the execution and delivery of this Agreement by CJC and Mr. D. Mellman, nor compliance by CJC and Mr. D. Mellman with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will violate in any manner any Applicable Laws or Permits or conflict with or result in the breach of any term, condition or provision of the articles of incorporation, by-laws, or other organizational documents of CJC or of any agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation or instrument to which CJC or Mr. D. Mellman is a party or by which CJC or Mr. D. Mellman, or any of their respective assets, is or may be bound or affected, or constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) thereunder, or result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any assets of CJC, or give to others any interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the assets, contracts or business of CJC.

      ss.B.23. Books of Account; Records. CJC's general ledgers, corporate record book and other records relating to the material assets, contracts and outstanding legal obligations of CJC are, in all material respects, complete and correct, and have been maintained in accordance with good business practices, and the matters contained therein are appropriate and accurately reflected in the 2000 Financial Statements.

      ss.B.24. Compensation. Schedule B.24 sets forth the total salary, bonus, other corporate fringe benefits, perquisites, dividends and distributions allocated to or paid to Mr. D. Mellman during or with respect to 12-month period ended December 31, 2000, and any changes to the foregoing which have occurred subsequent to December 31, 2000. Schedule B.24 also lists and describes the current compensation of all employees of CJC (other than Mr. D. Mellman) whose total current salary and bonus exceeds $35,000 annually and any consultant, advisor, or independent contractor whose compensation exceeds $5,000 annually. No changes will be made by CJC in the amount or kind of any compensation being paid or provided to any individual listed in Schedule B.24 from the amounts and kinds of compensation described therein prior to the Closing Date without Buyer's prior written consent. Except as disclosed in Schedule B.24, there are no other forms of compensation paid to Mr. D. Mellman or other employees or independent contractors of CJC. Except as disclosed in Schedule B.24, the provisions for wages and salaries accrued in the 2000 Financial Statements are adequate for wages and salaries and other compensation to CJC's employees, including without limitation vacation pay, sick pay, accrued compensation to any employee, and all commissions and other fees payable to agents, salesmen, independent contractors, and representatives of CJC. Except as set forth in Schedule B.24, CJC has not become obligated, directly or indirectly, to Mr. D. Mellman or any of the other employees or independent contractors of CJC or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Schedule B.24, neither Mr. D. Mellman or any other employee or independent contractor of CJC or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, CJC. CJC has no agreement or understanding with any of its employees, representatives or independent contractors which would influence any such person not to become associated with Buyer from and after the Closing or from serving Buyer after the Closing in a capacity similar to the capacity presently served. Except as set forth in Schedule B.24, to the best of Mr. D. Mellman's knowledge, no employee of CJC has a present intention to leave the employ of CJC or has taken any action indicative of leaving the employ of CJC.

      ss.B.25. Labor Relations. Except as set forth in Schedule B.25, no employee of CJC is represented by any labor union or covered under any collective bargaining agreement, and there is no unfair labor practice complaint against CJC pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best of Mr. D. Mellman's knowledge, threatened against or involving CJC. No labor grievance has been filed with CJC; no arbitration proceeding which has had or may have such an effect has arisen out of or under a collective bargaining or other labor agreement and is pending; and no claim therefor has been asserted. No collective bargaining or other labor agreement is currently being negotiated by CJC and no union or collective bargaining unit represents CJC's employees. CJC has experienced no work stoppage or other material labor difficulty during the past five years.

      ss.B.26. Suppliers and Third Party Payors. Except as set forth in Schedule B.26, no supplier of products or services to CJC has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to CJC either prior to, or following the consummation of, any of the transactions contemplated by this Agreement. Schedule B.26 sets forth
(a) each customer of CJC which has terminated its relationship with CJC since December 31, 2000, or has notified CJC or Mr. D. Mellman since December 31, 2000, that it intends to terminate its relationship with CJC, and (b) the gross receipts received from such customer for the 12-month period ending on December 31, 2000. Except as set forth in Schedule B.26, neither CJC nor Mr. D. Mellman knows of any loss of a relationship with any customer that alone or in the aggregate comprises more than 1% of fiscal year 2000 actual revenues of CJC as shown in the 2000 Financial Statements, or knows of any customer that has indicated that it is considering discontinuing its use of, or plans to discontinue using, CJC as a provider of the services described in ss.B.4, above, as a result of any of the transactions contemplated by this Agreement.

      ss.B.27. Disciplinary Actions. Except as set forth in Schedule B.27, during the three year period ending on the Closing Date, there have been no disciplinary or other similar actions, proceedings, or investigations taken by any governmental or accrediting board, agency, or authority against or with respect to CJC, Mr. D. Mellman, or any employee or, to the best of Mr. D. Mellman's knowledge, independent contractor of CJC or any of its Affiliates.

      ss.B.28. Investment Intent. Mr. D. Mellman is a resident of the State of Ohio, has received copies of Buyer's Forms 10-KSB for its two most recently completed fiscal years and Buyer's Form 10-QSB for its most recently completed quarter, each as filed with the Securities and Exchange Commission, and is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Mr. D. Mellman
(a) by reason of his business and financial experience, and the business and financial experience of those persons advising him with respect to his investment in the Shares, has, together with such advisors, such knowledge, sophistication, and experience in business and financial matters so as to be able to evaluate the merits and risks of his prospective investment in the Shares; (b) to his satisfaction, has been provided the opportunity to ask questions, receive answers, and obtain information from Buyer concerning Buyer, its business, and the terms and conditions of the Shares, has had all such questions answered, and has been supplied all additional information deemed necessary by him to verify the accuracy of all information provided; (c) is acquiring the Shares acquired by him for his own account for investment purposes only and without any view towards resale or other distribution; (d) except for the representations and warranties of Buyer set forth in Exhibit A of this Agreement, no representations or warranties have been made to him by or on behalf of Buyer in connection with this transaction, and in making his investment in the Shares, he is relying on the results of his own independent investigation; (e) understands that an investment in the Shares is a speculative investment and has determined that he can bear the economic risks of his investment in the Shares, can afford a complete loss of such investment, and is not relying upon any representation or warranty made by Buyer, or any officer, director, shareholder, employee, agent, or representative of Buyer regarding the value of the Shares; (f) understands that the issuance of the Shares as a result of this Agreement is intended to be exempt from registration under the Securities Act and applicable state law and that the Shares are not and will not be registered under the Securities Act or any state securities laws; (g) agrees that any certificates evidencing the Shares shall contain a legend to the effect that such shares have not been registered under the Securities Act or any state securities laws and may not be sold without registration as required by the Securities Act and applicable state securities laws or exemptions therefrom, and in the case of such an exemption, requiring delivery to Buyer of a legal opinion of or satisfactory to Buyer's legal counsel that such exemption is applicable; and (h) agrees that

Buyer can issue stop transfer instructions to its transfer agent prohibiting transfer of the Shares except in compliance with the provisions of the Securities Act, applicable state securities laws, and this Agreement.

      ss.B.29. Complete Disclosure. No representation or warranty by Mr. D. Mellman in this Agreement or the CJC Schedules contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.